Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) of CONSOL Energy Inc. for the registration of shares of its common stock and the related Joint Proxy Statement/Prospectus and to the incorporation by reference therein of our reports dated February 9, 2024, with respect to the consolidated financial statements of CONSOL Energy Inc., and the effectiveness of internal control over financial reporting of CONSOL Energy Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

October 1, 2024